UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

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Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301
____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: June 2, 2016
To Titan Stockholders:

The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., a Delaware corporation (Titan or the Company), is to be held on Thursday, June 2, 2016, at 11:00 a.m. Central Time, at Titan Tire Corporation of Freeport, 3769 Highway 20 East, Freeport, Illinois, 61032, to consider and act upon the following matters:

1)	Elect Maurice M. Taylor Jr., Peter B. McNitt and Mark H. Rachesky, MD as directors to serve for one-year terms and until their successors are elected and qualified;

2)	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2016;

3)	Approve a non-binding advisory resolution on executive compensation; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan's Board of Directors has fixed the “record date” to be the close of business on April 6, 2016. Only those stockholders whose names appear of record at the Company's close of business on April 6, 2016, as holders of record of Titan common stock, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. With this Proxy Statement, a copy of Titan's Annual Report including Form 10-K for year ended December 31, 2015, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting. Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card. Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Meeting Attendance: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Please Vote: Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 22, 2016	Secretary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date: June 2, 2016

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on June 2, 2016, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about April 22, 2016. Although the Company's Annual Report to Stockholders including Form 10-K for year ended December 31, 2015, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Holders of shares of common stock of the Company (Common Stock) at the close of business on April 6, 2016, (the Record Date) will be entitled to receive notice of and vote at the Annual Meeting.

Shares Entitled to Vote
On the Record Date of April 6, 2016, there were 53,957,160 shares of Titan's Common Stock outstanding which will be entitled to vote at the Annual Meeting.

Votes per Share
Holders of Titan's Common Stock (the Common Stockholders) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote
To consider and act upon the following matters:
Proposal #1: Election of Mr. Taylor, Mr. McNitt and Dr. Rachesky as directors,
Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,
Proposal #3: To approve a non-binding advisory resolution on executive compensation, and such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., a Delaware corporation, will be held on Thursday, June 2, 2016, at 11:00 a.m. Central Standard Time, at Titan Tire Corporation of Freeport, 3769 Highway 20 East, Freeport, Illinois, 61032.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the Record Date of April 6, 2016, must be presented, in addition to valid photo identification.

VOTING PROCEDURES (continued)

Submitting Your Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you submit your proxy by telephone or Internet, you do not need to mail back your proxy card.

Recommendations by Board of Directors
The Board of Directors unanimously recommend that you vote FOR all the following proposals:
Proposal #1: Election of Mr. Taylor, Mr. McNitt and Dr. Rachesky as directors,
Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,
Proposal #3: To approve a non-binding advisory resolution on executive compensation.

Quorum for Annual Meeting
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that has authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the Common Stockholders present in person or represented by properly executed proxy may adjourn the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Proposal #1, #2, and #3, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals
Proposal #1: The election of each of Mr. Taylor, Mr. McNitt and Dr. Rachesky as directors requires the affirmative vote of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #2: Ratification of the independent registered public accounting firm of Grant Thornton LLP requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
The non-binding advisory vote on executive compensation requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal. Broker non-votes are not considered to be entitled to vote and thus will have no impact on the outcome of Proposals #1 and #3. Because brokers have discretionary authority to vote on Proposal #2 in the absence of timely instructions from their beneficial owners, there will be no broker non-votes with respect to Proposal #2.

VOTING PROCEDURES (continued)

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation, a proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael G. Troyanovich, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Company's Transfer Agent
Computershare                Physical address:
P.O. Box 30170                211 Quality Circle, Suite 210
College Station, TX 77842-3170        College Station, TX 77845

Stockholder Information: (877) 237-6882    Agent web site: www.computershare.com/investor

Common Stock Data
Titan's common stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K.

Please Vote
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

Directions
You are cordially invited to attend Titan's Annual Meeting of Stockholders on June 2, 2016 at 11:00 a.m. Central Time. The meeting will be held at Titan Tire Corporation of Freeport in Freeport, Illinois. Titan Tire Corporation of Freeport is located at 3769 Highway 20 East, Freeport, Illinois, 61032. You may call Titan Tire Corporation of Freeport at (815) 235-4185 for further direction information.

Proxy Notice
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on June 2, 2016.

This Notice of Annual Meeting of Stockholders and Proxy Statement are available at the Company's website: www.titan-intl.com.

PROPOSAL #1 - Election of Maurice M. Taylor Jr., Peter B. McNitt and Mark H. Rachesky, MD
as Directors

The Board of Directors recommends that stockholders vote FOR Maurice M. Taylor Jr., Peter B. McNitt and Mark H. Rachesky, MD as Director nominees standing for election to serve until the 2017 Annual Meeting.

The Company's By-laws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III until the election of directors at the Annual Meeting of Stockholders to be held in 2018. Commencing with the election of directors at the 2016 Annual Meeting of Stockholders, each director is elected for a one-year term. With the exception of the Chairman & Chief Executive Officer (Mr. Taylor), all directors are independent as defined in the New York Stock Exchange listing standards. The Nominating Committee recommended to the Board of Directors that Maurice M. Taylor Jr., Peter B. McNitt and Mark H. Rachesky, MD stand for election as Class I directors to serve until the 2017 Annual Meeting. The Board has put forth the slate of nominees consisting of Maurice M. Taylor Jr., Peter B. McNitt and Mark H. Rachesky, MD to stand for election at the 2016 Annual Meeting. Mr. Taylor, Mr. McNitt and Dr. Rachesky are each current directors of the Company. Each of the nominees has consented to serve as director if elected.

In the unexpected event that the nominee for director becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating Committee. The following is a brief description of the business experience of each of the nominees for at least the past five years.

Maurice M. Taylor Jr.
Mr. Taylor is chairman of the Company's Board of Directors and Chief Executive Officer. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a leveraged buyout by Mr. Taylor and investors. Mr. Taylor, who owned 53% of Titan at the time, took the Company public in 1992 on NASDAQ and in 1993 moved Titan to the New York Stock Exchange. Mr. Taylor, who is 71 years old, has been in the manufacturing business for more than 50 years and has a bachelor's degree in engineering and is a journeyman tool and die maker as well as a certified welder. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering and innovation that enhances the Board of Director's overall qualifications. Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. With Mr. Taylor's knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions. Titan has gone from zero sales and zero employees to approximately $2.2 billion in sales in 2013 and over 6,500 employees worldwide. Titan has acquired most of its companies in very depressed situations. Titan has concentrated on its core business of wheels and tires for farm, construction and mining worldwide. Mr. Taylor picked up the nickname of "The Grizz," so the mascot of Titan International is a version of a friendly Grizz bear. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.

Peter B. McNitt
Mr. McNitt is the Vice Chair of BMO Harris Bank. As part of BMO Harris Bank’s executive leadership team, he has a wide range of responsibilities focusing the organization on delivering the full breadth of wealth, commercial and investment banking capabilities to the bank's customers. He has direct responsibility for strategic initiatives that both strengthen BMO Harris' capabilities around customer focus and development and expand the bank's market visibility and presence. Prior to becoming Vice Chair, Mr. McNitt led BMO Harris' U.S. Corporate Banking as Executive Vice President and U.S. Investment Banking as Executive Managing Director. He is on the Board of Directors of Youth Guidance, Chairman of the Board of Managers for the YMCA of Metropolitan Chicago, and the Board of Trustees of WTTW. Mr. McNitt also served on the Board of Directors of the Chicagoland Chamber of Commerce through 2015. Mr. McNitt, who is 61 years old, became a director of the Company in 2013. Mr. McNitt serves on the following committees: Audit and Corporate Governance (Chairman). Mr. McNitt has a good working knowledge of the Company's business and history through being involved with banking activity with Titan in the past. Mr. McNitt adds a great deal of financial expertise to Titan's Board.

Mark H. Rachesky, MD
Dr. Rachesky is the Founder and President of MHR Fund Management LLC, a New York-based investment firm that takes a private equity approach to investing.  MHR manages approximately $6 billion of capital and has holdings in public and private companies in a variety of industries.  Dr. Rachesky is Chairman of the Board of Directors of Lions Gate Entertainment Corp., Loral Space & Communications Inc. and Telesat Canada, and serves on the Board of Directors of Emisphere Technologies, Inc. and Navistar International Corporation.  He has also previously served as a director of Leap Wireless International, Inc.  Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania.  Dr. Rachesky, who is 57 years old, became a director of the Company in June of 2014.  Dr. Rachesky serves on the following committees:  Compensation, Nominating, and Corporate Governance.  Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships.  In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.

PROPOSAL #2 - Ratification of Independent Registered Public
Accounting Firm of Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR the selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2016.

Grant Thornton LLP has served the Company as the independent registered public accounting firm during the year ended December 31, 2015, and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2016. If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2017 audit year. Grant Thornton LLP has served the Company in this capacity since 2012.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

PROPOSAL #3 - To Approve a Non-Binding Advisory Resolution on Executive
Compensation

The Board of Directors recommends that stockholders vote FOR the approval of a non-binding advisory resolution on executive compensation.

As required by Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to vote on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC), included in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the "Compensation Discussion and Analysis" section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.

The Board of Directors is requesting the support of Titan's stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

Accordingly, the Board of Directors asks stockholders to vote FOR the following resolution at the Annual Meeting:
“The stockholders of Titan International, Inc. hereby approve the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2016 Annual Meeting of Stockholders, including the sections entitled 'Compensation Discussion and Analysis' and 'Compensation of Executive Officers.' ”

The vote on the compensation of executive officers is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and Compensation Committee will consider the outcome of this vote when making future compensation decisions for the named executive officers.

The Board of Directors has determined that the Company will hold an advisory vote on executive compensation annually.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm of Grant Thornton LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2015. Fees paid to the independent registered public accounting firm of Grant Thornton LLP included the following:

Audit Fees: For the years ended December 31, 2015 and 2014, Grant Thornton LLP billed the Company $2,219,370 and $2,274,724, respectively, for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports and statutory audits of foreign subsidiaries.

	2015	2014
Financial statements and internal controls	$2,219,370	$2,274,724

Audit-Related Fees: For the years ended December 31, 2015 and 2014, Grant Thornton LLP billed the Company $142,950 and $446,696.

	2015	2014
Consultations	$20,000	$341,296
Employee benefit plan compliance	122,950	105,400
	$142,950	$446,696

In addition to the fees detailed above, out-of-pocket and administrative fees paid to Grant Thornton LLP totaled $291,480 and $428,894 for the years ended December 31, 2015 and 2014, respectively.

Audit Committee Pre-Approval: The services provided by the independent registered public accounting firm of Grant Thornton LLP have been pre-approved by the Audit Committee as required by and described in the Company's Audit Committee Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) was composed of three independent non-employee directors during 2015. The Board of Directors (Board) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (NYSE) with respect to independence, experience and financial literacy. Mr. McNitt met the requirements of the NYSE as the “financial expert” of the Committee. The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004. This charter is available on the Company's website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2015. The Committee has met in executive sessions and makes reports to the Board. The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2015, requirements. The Audit Committee met a total of 11 times in 2015.

The Committee has completed an annual evaluation and, in their opinion, has met the requirements of its charter, the New York Stock Exchange and the Securities and Exchange Commission. The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange. The Audit Committee recommended that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

The Committee has selected Grant Thornton LLP (GT) to serve as the independent registered public accounting firm for the Company for 2016 with stockholders' approval. The Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Committee has discussed with GT the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with GT to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. GT reported to the Committee that there were no unresolved matters with management to report. The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Gary L. Cowger
Peter B. McNitt

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class II Directors whose terms expire at the Annual Meeting of Stockholders in 2017, are as follows:

Richard M. Cashin Jr.
Mr. Cashin is President of OEP Capital Advisors LP (“OEP”), which currently manages $3.75 billion of investments and commitments on behalf of JPMorgan Chase & Co. ("JPM") and other third-party institutional investors including Lexington Partners, AlpInvest Partners and Blackstone/Strategic Partners Fund Solutions.  OEP is an independent investment advisor, the former private equity investment arm of JPM, having completed a spin-out from JPM in January 2015. OEP and its predecessors have invested nearly $11 billion in over 70 investments. During his fourteen year tenure with JPM, Mr. Cashin was the Managing Partner of OEP. Prior to this, Mr. Cashin was Managing Partner of Cashin Capital Partners (April 2000-April 2001) and President of Citigroup Venture Capital, Ltd. (1980-2000, became President in 1994).  Mr. Cashin serves on the board of Genband and is a Trustee of the American University in Cairo, Boys Club of New York, Brooklyn Museum, Central Park Conservancy, Jazz at Lincoln Center, National Rowing Foundation, and Newport Festivals Foundation. Mr. Cashin, who is 63 years old, became a director of the Company in 1994. Mr. Cashin serves on the following committees: Compensation (Chairman), Nominating, and Corporate Governance. Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director's overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.

Albert J. Febbo
Mr. Febbo retired from General Electric ("GE") after 30 years; 18 years in sales and marketing leadership roles in GE's U.S. and European plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He launched and is a partner in BOOMVOTE.COM, a social networking internet business. Mr. Febbo, who is 76 years old, became a director of the Company in 1993. Mr. Febbo serves on the following committees: Audit (Chairman), Compensation, Nominating, and Corporate Governance. He is on the Advisory Board of Titan's independent audit firm, Grant Thornton LLP. Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing and leadership in global organizations that enhances the Board of Director's overall qualifications. Mr. Febbo's tenure at such a large and complex organization as GE affords him valuable perspective as Titan expands and changes. Mr. Febbo's marketing experience in the plastics and automotive industries is a major contribution to the Company's long-range planning.

Gary L. Cowger
Mr. Cowger is the chairman and CEO of GLC Ventures, LLC, a management consultancy on business, manufacturing and technology strategy and global organizational structures and implementation. He serves on the board of directors of Delphi Automotive, College for Creative Studies and Kettering University (formally General Motors Institute), where he was a past Chairman. Mr. Cowger has served as a board member of Tecumseh Products; Saturn Corporation; OnStar; Saab; Adam Opel, AG; GM of Canada; NUMMI; and GMAC. He has also served on the board of the United Negro College Fund, MIT North America Executive Board, Detroit Symphony, the governing board for the Leaders for Manufacturing at MIT, Focus Hope and was the Co-Chair of the Martin Luther King Memorial Foundation Executive Leadership Cabinet with the Honorable Andrew Young. Mr. Cowger enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. He held senior positions at General Motors including President and Managing Director of GM de Mexico (1994-1997), Chairman of Adam Opel, AG (1998), Group Vice President of Manufacturing and Labor Relations (1999-2001), and President of GM North America (2001-2005). Mr. Cowger, who is 69 years old, became a director of the Company in January 2014. Mr. Cowger serves on the following committees: Audit and Nominating (Chairman). Mr. Cowger's global manufacturing background provides an informed perspective to the Company's global operations.

Director continuing in office as Class III Director whose term expires at the Annual Meeting of Stockholders in 2018, is as follows:

Anthony L. Soave
Mr. Soave is Chairman, Chief Executive Officer and founder of Soave Enterprises LLC, a privately held, Detroit-headquartered company comprised of numerous holdings in the real estate development, environmental and industrial services, metals recycling, agriculture, and automotive retailing industries, among others. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 76 years old, became a director of the Company in 1994. Mr. Soave serves on the following committees: Compensation, Nominating, and Corporate Governance. Mr. Soave possesses particular knowledge and experience in sales, distribution and leadership in diversified businesses that enhances the Board of Director's overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor, receives an annual director fee of $100,000 dollars. In lieu of this annual director fee, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of stock options for 20,000 shares of the Company's common stock at the conclusion of each annual meeting of stockholders at which such director is elected, re-elected or continues in office. Such options will vest and become exercisable immediately and expire 10 years from the date of the grant.

The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee, the Nominating Committee, and the Corporate Governance Committee receives an additional $15,000 annual cash payment for these positions. The Financial Expert receives an additional $7,500 annual cash payment for this role. The Company pays each director, with the exception of Mr. Taylor, a fee of $500 dollars for each Board of Director (Board) or committee meeting attended. Titan also reimburses out-of-pocket expenses related to the directors' attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$100,000	$22,500	$15,000	$7,500	$500

The Company paid Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters as well as corporate development initiatives. Mr. Billig retired from the Titan Board in June of 2015. The Company does not have any other consulting contracts or arrangements with any of its directors. The Company's directors are not subject to minimum Titan common stock ownership requirements. However, at December 31, 2015, the directors owned approximately 19.2% of the Company's common stock.

DIRECTOR COMPENSATION TABLE FOR 2015

Name of Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Erwin H. Billig (b)	$46,665	─	─	─	─	─	$46,665
Richard M. Cashin Jr.	18,500	─	105,414	─	─	─	123,914
Gary L. Cowger	125,500	─	─	─	─	─	125,500
Albert J. Febbo	134,500	─	─	─	─	─	134,500
Peter B. McNitt	134,500	─	─	─	─	─	134,500
Mark H. Rachesky, MD	3,500	─	105,414	─	─	─	108,914
Anthony L. Soave	6,500	─	105,414	─	─	─	111,914
Maurice M. Taylor Jr. (c)	─	─	─	─	─	─	—

(a)
The amounts included in the “Option Awards” column represent the grant date fair value of stock option awards determined in accordance with Accounting Standards Codification (ASC) 718 Compensation - Stock Compensation.

(b)
The Company paid Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters as well as corporate development initiatives. Mr. Billig retired from the Titan Board in June 2015.

(c)
See "Summary Compensation Table" for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company. Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2015:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee
Richard M. Cashin Jr.	X	─	Chair	X	X
Gary L. Cowger	X	X	─	Chair	─
Albert J. Febbo	X	Chair	X	X	X
Peter B. McNitt	X	X	─	─	Chair
Mark H. Rachesky, MD	X	─	X	X	X
Anthony L. Soave	X	─	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─	─

2015 Meetings	7	11	2	1	2

X - denotes committee member    Chair - denotes committee Chairman         ─ denotes not a member

Board of Directors
The Board of Directors, which met 7 times in 2015, has established the following committees of the Board:
Audit Committee consisting of Messrs. Cowger, Febbo, and McNitt;
Compensation Committee consisting of Messrs. Cashin, Febbo, Rachesky and Soave;
Nominating Committee consisting of Messrs. Cashin, Cowger, Febbo, Rachesky and Soave.
Corporate Governance Committee consisting of Messrs. Cashin, Febbo, McNitt, Rachesky and Soave.

The Board of Directors approves nominees for election as directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees. The Board and Committee meetings are presided over by their Chairman. If the Chairman is unavailable, the directors present appoint a temporary Chairman to preside at the meeting.

Audit Committee
The Audit Committee, which met 11 times in 2015, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board. The Audit Committee meets with the independent registered public accounting firm with and without management present. Mr. McNitt met the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee
The Compensation Committee, which met two times in 2015, provides oversight of all executive compensation and benefit programs. The committee reviews and approves corporate goals and makes recommendations accordingly to the Board regarding the salaries and all other forms of compensation of the Company's executive officers.

Nominating Committee
The Nominating Committee, which met one time in 2015, develops the criteria and implements the process of identifying, screening and nominating candidates for election to the Board of Directors. The committee oversees the evaluation and composition of the Board of Directors and the committees of the Board of Directors.

Corporate Governance Committee
The Corporate Governance Committee, which met two times in 2015, provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company.

BOARD LEARDERSHIP STRUCTURE

The Company's Board of Directors is currently comprised of six non-employee directors and one employee director. Mr. Taylor is the one employee Director, has served as Chairman of the Board and Chief Executive Officer since 2005, and has been a member of the Board since 1993, when Titan became a public company. In 2005, the Board designated Mr. Billig as Vice Chairman. Mr. Billig retired from the Titan Board in June 2015. The Company believes that the number of independent, experienced directors that make up the Board benefits Titan and its stockholders.

The Company recognizes that different board leadership structures may be appropriate for companies in other situations, and believes that no one structure is suitable for all companies. Titan believes the current Board leadership structure is optimal because it demonstrates to Company customers, employees, suppliers and stockholders that Titan has unified leadership, with the same individual establishing the tone and overall responsibility for managing the Company's operations. Having a single leader as both the CEO and the Chairman of the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. The Company's Board of Directors believes Titan is currently well-served by this leadership structure.

The Company's Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Company's Board is responsible for overseeing Titan's risk management process. The Board focuses on Titan's general risk management strategy and the most significant risks facing Titan, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee Chairman oversight of Titan's risk management process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities. Committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

Titan's management is responsible for day-to-day risk management. The Company's Internal Audit team serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for ongoing business. This oversight includes identifying, evaluating and addressing potential risks that may exist at the company, strategic, financial, operational, and compliance and reporting levels.

The Company's Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risk Relating to Employee Compensation Policies and Practices
The Company's Board of Directors believes that any risk relating to compensation policies and practices for Titan employees is not reasonably likely to have a material adverse effect on the Company at this time.
In examining risk relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company's opinion, this business does not lend itself to or incentivize significant risk taking by Company employees.

•
The compensation practices for the Company's non-bargaining employees and management have been established over several decades; in the Company's opinion, these practices have not promoted significant risk taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

BOARD DIVERSITY PROCESS

The Company is required to disclose whether the Board considers diversity in identifying nominees for director. The Nominating Committee and other members of the Board identify candidates for consideration by the Nominating Committee. The Nominating Committee evaluates candidates based on the qualifications for a director described in its charter. These considerations include, among other things, merit, expected contributions to the board, gender, race and ethnicity, organizational experience, professional experience, education, cultural and other background, viewpoint, skills, other personal qualities, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

Involvement in Legal Proceedings
The Company is not aware of any director or executive officer of the Company that was involved in material legal proceedings requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This Compensation Discussion and Analysis describes the compensation policies and determinations that apply to the Company's named executive officers. The Compensation Committee (the Committee) is empowered to review and approve the annual compensation package for the Company's named executive officers. The named executive officers are as follows:

Position	Name
Chairman and Chief Executive Officer	Maurice M. Taylor Jr.
President	Paul G. Reitz
Chief Financial Officer	John R. Hrudicka
Secretary & General Counsel	Michael G. Troyanovich

Objective
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience and job performance.

Philosophy
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. Accordingly, an important component of the Committee's compensation philosophy is to align the financial interests of the Company's executive officers with those of the Company's stockholders. To that end, the Committee has determined that the compensation package for executive officers shall consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of executive officers;

•	Bonus awards, when applicable, to reward performance for strategic business objectives;

•	Long-term incentive compensation, when applicable, to emphasize business objectives; and

•	Other benefits as deemed appropriate to be competitive in the marketplace.

The Committee's intent has been that executive base salaries, bonus awards and long-term incentive opportunities are aligned with manufacturing industrial companies that have similarities with the Company for comparable positions, based on available public data.

In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company's Chief Executive Officer regarding the total compensation for the other named executive officers. The Committee also considered the historical compensation of each named executive officer, from both a base salary and total compensation package perspective, in setting the 2015 compensation for the executives.

Compensation Committee Charter
The Committee has a charter to assist in carrying out its responsibilities. The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Executive Short-Term Incentive Plan
Titan adopted the Titan International, Inc. Executive Short-Term Incentive Plan (Plan) effective January 1, 2013.  The purpose of the Plan is to provide certain executive officers with annual cash incentive opportunities, based on the achievement of performance goals. While the Plan has a term of five years, the Compensation Committee may amend, suspend or terminate the Plan at any time.  The Plan was approved by Titan shareholders at the 2013 Annual Meeting.

The Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Pursuant to section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the Company's principal executive officer and the other four highest compensated officers (other than the Company's principal executive officer).  An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in section 162(m) for qualified performance-based compensation.  The goal of the Compensation Committee is to structure compensation to take advantage of this exemption under section 162(m) to the extent practicable. However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Executive Compensation Decision-Making
Company management provides the Committee with historical compensation information relating to the executive officers to assist the Committee in formulating officer compensation. The information provided to the Committee includes items such as base salary, bonus, and equity based awards. The Committee takes into account the historical trend of each element of compensation and the total compensation for each year in connection with its decision about proposed compensation amounts. The Committee sets all compensation with regard to the Chief Executive Officer (CEO) of the Company. For the other named executive officers of Titan, the Committee receives recommendations from the CEO which it considers when setting compensation for these individuals.

The Committee has the authority to engage compensation consultants if it feels that such services are desirable. However, the Committee has historically believed that these services are not necessary. The Committee does utilize Equilar, a market leader for benchmarking executive compensation that compared each named executive officer to a selected peer group for base salary and total compensation. Equilar is used by companies to obtain competitive compensation information from public proxy data as a resource for referencing executive compensation to aid the Compensation Committee with its compensation program.

The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain. However, the Committee believes any package that uses only such formulas and matrices may not be a complete representation of Titan's performance. The Committee's members use their extensive business experience and judgment including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages. The Committee's philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out its duties.

In setting compensation packages, the Committee considers the provisions of the Plan. The performance goals and objectives for the Plan are designed using the Committee's business experience and judgment to best align executive compensation with the Company's actual performance. The Committee also considers the limitation imposed by section 162(m) of the Internal Revenue Code.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Annual Incentive Compensation Plan
For 2016, the Compensation Committee has approved a new incentive compensation plan, known as the Annual Incentive Compensation Plan (the "Plan"). This short-term annual pay-for-performance incentive plan will be utilized to motivate and reward named executive officers and management for making decisions that improve performance as measured by EVA®. It is designed to produce sustained shareholder value by establishing a direct link between EVA improvement and incentive compensation:

•	Placing a greater emphasis on company-wide and business unit results

•	Providing a consistent framework to drive accountability for performance throughout the company. Motivating management to think like owners.

•	Emphasizing teamwork and collaboration across all businesses and functions.

•	Addressing cyclical nature of business; smooth out volatility of reward, while linking reward to performance.

To achieve these objectives, the EVA measure was selected for the Titan Annual Incentive Compensation Plan, as it demonstrates a statistical correlation to share price growth and shareholder returns. EVA is calculated by subtracting a charge for the use of invested capital (the amount of Capital invested by Titan multiplied by Titan’s Cost of Capital Rate) from net operating profit after-tax. Generating economic profit in excess of both operating and capital costs (debt and equity) creates EVA. If EVA increases/improves, value is created.

Performance Measures - Targets are self-adjusting annually for each business unit and for the Company as a whole based on prior year EVA performance. The Plan design motivates continuous improvement and “One Titan” teamwork in order to earn payouts at or above target over time. In practice, if EVA exhibits improvement over the prior year, employees will receive awards above target; EVA preservation at a constant level will generate a pay-out at target, and below target if EVA declines.
The Company’s and/or business unit’s EVA financial performance determines the amount of award earned under the Annual Incentive Compensation Plan. Such awards are based on actual EVA Momentum performance relative to the established EVA target. EVA Momentum is calculated by the “change in EVA” divided by prior year sales. EVA Momentum is a measure of growth rate of EVA scaled to Sales. The focus of EVA Momentum is on improvement (bigger is better). The metric can be applied to diverse business units to assess performance, regardless of capital intensity or profit state.

EVA Momentum = (EVA current year minus EVA prior year) divided by SALES prior year.

For a given year, a payout of 100% of target annual incentive compensation is achieved when actual EVA Momentum is equal to the EVA Momentum target. Target EVA Momentum equals 0% where EVA target dollar amount equals prior year EVA. Base Bonus is earned for sustaining EVA performance levels through cyclical business cycles. As a consequence, the Plan is self-adjusting. For example, if EVA is lower in the current year, the pay-out will be lower than target; but the target resets for the following year by building off a “lower” base. If EVA has significantly increased in the current year, the pay-out will be higher than target; but the target resets for the following year building off a “higher” base. As a result, the bar is raised in terms of the EVA improvement that is required to earn a reward above target. The benefit of the self-adjusting target is that budgets and negotiations can be decoupled from compensation considerations.

In practice, actual annual incentive payments each year can range from 0% to 150% of the targeted incentive opportunity based on corporate performance and/or the performance of the business unit over which management has responsibility. For example, functions would be linked 100% to company-wide performance; while a business unit would be linked to 50% company-wide performance/50% business unit performance.

In order to smooth out volatility of payouts associated with the cyclical markets for which we compete, both a “multiplier” and a bonus reserve “banking system” are utilized. The multiplier determines the sensitivity and volatility level of the bonus ranges as EVA rises and falls over time. The proper “multiplier” places the performance index (payout %) in a range where it falls infrequently outside the 0% and 200% range. If the multiplier is too large, the performance index (PI) will be too volatile, resulting in very large bonuses in good performance years and no bonuses in poor years. If the multiplier is too small, the performance index (PI) will approximate zero and bonus will gravitate to base bonus (target), regardless of actual performance, and deter motivation and incentive.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In practice, high volatility businesses require a low multiplier, while stable businesses require a higher multiplier. The selected multiplier for the Company is “40”, based on back testing and simulations that support the proper volatility level of Titan.

0	10	20	30	40	50	60	70	80	90	100
TII
The Performance Index (payout %) starts at 100% for Base Bonus (employee target bonus $). It adds an excess multiple, which is the delta between the Actual and Target EVA Momentum that year, multiplied by the “multiplier”.

The bonus reserve “banking system,” when coupled with the multiplier, will significantly reduce the volatility of bonus payouts. The banking system utilizes the performance index (payout %) by creating a bonus reserve when the performance index is greater than 150% that would be utilized in the future to fund poor performance years that fall below the threshold performance index.

The distribution from the reserve is scaled and linear to provide enhanced benefit based on the degree of EVA declines. In effect, the benefits include: 1) significantly reducing the volatility of the bonus pay-outs by mitigating “boom or bust” pay-outs; 2) stabilizing compensation by creating a forced savings plan; 3) buffering for poor performance years, that in turn promotes retention, and 4) enabling the annual cash incentive award to function as a long-term incentive plan by adapting through the cyclicality of the business (peaks and troughs).

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Performance Index Parameters	Performance Index (PI)
Lower Threshold	0%
Upper Threshold	150%
Flow Rate	See table

Flow Rate Table

Performance Index	Flow Rate
≥ 80%	0%
65% - 79%	10%
50% - 64%	20%
25% - 49%	35%
≤ 24%	50%

Flow Rates are variable, based on the Performance Index (pay-out %) **tiered through 80%**

EXAMPLE: how it works

Multiplier	40
Performance Index Score (PI)	5%

	Bonus Reserve	EXAMPLE	
	Beginning Balance	100%	Beginning Balance begins fully funded
	PI > 150%	0%	**5% PI** < 150%; no contribution to reserve
	Bonus Reserve Balance	100%	
A	**Flow Rate** Bonus Contribution	47%	**5% PI** falls into ≤ 24% **Flow Rate** range
	Ending **Bonus Reserve Balance**	53%	Bonus Reserve Balance reduced to 50% (100% *minus* 50%
B	**Performance Index Score (PI)**	5%	Actual raw calculated score (capped 0% and 150%)
	"Filtered" Performance Index **(PI)**	52%	Payout % (**A** + **B**)
	Bonus Payout	$5,200	$10,000 (Base Bonus $-from previous example) * 52%

Equilar Benchmarking
Equilar is a market leader for benchmarking executive compensation that compares each named executive officer to a selected peer group for base salary and total compensation. As Titan is a manufacturer in the off-highway industry, Equilar obtained public compensation information relating to twenty public companies in the manufacturing and industrial businesses which include the following:

American Axle & Manufacturing	EnPro Industries, Inc	Kaiser Aluminum Corp	Nordson Corp
A O Smith	Federal Signal Corp	LKQ Corp	Stoneridge Inc
Applied Industrial Technologies Inc	Graco Inc	Materion Corp	Valmont Industries Inc
Briggs & Stratton Corp	ITT Corp	MSC Industrial Direct Co Inc	Wabash National Corp
Crane	Joy Global Inc	Myers Industries Inc	Woodward, Inc
Equilar was used by the Company to obtain competitive compensation information from public proxy data as a resource for the Compensation Committee for comparison purposes only regarding Titan's executive officers' compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Committee Background
The Company's Compensation Committee is made up of Mr. Richard Cashin, Mr. Albert Febbo, Dr. Mark Rachesky and Mr. Anthony Soave. Mr. Cashin is the Chairman and manages multi-billion dollar investments and commitments in direct private equity transactions for OEP, where he is President. Mr. Febbo was formerly the Vice President of Sales and Marketing for General Electric. Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. Mr. Soave runs multi-million dollar businesses. The Committee members are continually communicating with others in their own marketplaces to compare salaries and compensation packages. They review Company competitors to see what is being paid to other executives in like fields. They will normally ask the CEO for his feedback.

The Compensation Committee takes into account whether or not stock-based compensation is given as part of the executives' performance. The Committee awarded restricted stock in 2015 and 2013. The Committee consults with other members of the Board of Directors regarding what is going on in their markets relating to compensation. Boards may hire consultants due to the fact they may not have the knowledge or experience of compensation practices of comparable companies. The Company's Board has four members that have extensive manufacturing experience and two members that have extensive global financial market experience. The Compensation Committee considers competitors, markets, and individual performance as well as the Company performance when making salary adjustments and bonus awards. The Compensation Committee also considers the results of the non-binding advisory resolution from the previous year's annual meeting.

Salary Level Considerations
Salary levels of the Company executives are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Committee considers: (i) the CEO's recommendations as to compensation for all other executives; (ii) the scope of responsibility, experience, time, position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee members' own business experience and judgment as well as annual salary surveys, etc. The Compensation Committee members sit on other boards of directors and receive information such as annual salary surveys from different markets as well as the manufacturing industry. The Committee considers the Company's competitors' compensation, which comes from their public filings. The Committee's analysis is a subjective process, which utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of all of the factors as required by Item 402(b) of Regulation S-K as well as all the other information discussed above.
Salary adjustments for executives can be based on the CEO's recommendation to the Committee that their job performance may warrant a salary increase for each. The CEO will discuss the executives' job performance with the Committee and answer any questions that they may have regarding the recommendation. The Committee will consider the recommendation of the CEO as well as the members' personal interactions with each of the executives.
The Compensation Committee considers performance, annual surveys, the industry, competitors, etc. The Committee receives information from each of the executives, which allows them to judge their individual performance as well as the Company's performance through their interaction with the executives.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individual's past experience, current performance and competitive marketplace conditions for executive talent. None of these items are weighted more than another. Salary levels are typically considered on an annual basis and there are no set merit increases in any given year. Based on a discussion of the above items, the executive salaries were approved by the Committee (except for Mr. Hrudicka in 2014) for the years of 2014, 2015 and 2016 and are detailed below. Mr. Hrudicka was not an executive officer when the Committee approved the 2014 base salaries.

	Year	M. Taylor	P. Reitz	J. Hrudicka (a)	M. Troyanovich
Base Salary	2014	$1,000,000	$500,000	$290,000	$230,000
Annual Base Salary	2015 Jan-Jun	1,000,000	500,000	290,000	300,000
Annual Base Salary	2015 Jul-Dec	1,000,000	750,000	400,000	350,000
Base Salary	2016	1,000,000	750,000	400,000	350,000
(a) Mr. Hrudicka joined the Company as Chief Financial Officer on February 3, 2014.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Benchmarking Executive Base Salary
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2015 base salary, Mr. Taylor's base salary is approximately at the 90th percentile, Mr. Reitz's base salary is approximately at the 10th percentile, Mr. Hrudicka's base salary is approximately at the 10th percentile, and Mr. Troyanovich's base salary is approximately at the 30th percentile. The 50th percentile represents the median of salaries in the range. Higher percentiles (i.e., 75th) represent higher salaries, while lower percentiles (i.e., 25th) represent lower salaries.

Bonus
In addition to a base salary, each executive is eligible for a bonus. Prior to implementing the EVA® incentive compensation plan in 2016, the Committee had no set bonus amount and did not use a pre-established plan or formula for determining the amount. The Committee determined the CEO's bonus, if any, taking into account the CEO's total compensation package along with the Company's performance related to financial and non-financial information. The CEO provided his recommendations regarding the other named executive officers' annual cash bonuses to the Committee, which then reviewed and made any changes it deemed appropriate. The following executive discretionary cash bonuses were approved by the Committee for 2015. The Committee considered the Company's performance during the current agricultural, mining and earthmoving/construction markets when determining these bonuses.

Bonus	M. Taylor	P. Reitz	J. Hrudicka	M. Troyanovich
Awarded in 2015	$—	$250,000	$150,000	$40,000

Stock Options
The Committee during 2015 granted no stock options to the named executive officers.

Stock Options	M. Taylor	P. Reitz	J. Hrudicka	M. Troyanovich
Granted in 2015	None	None	None	None

Stock Awards
The Committee during 2015 granted restricted stock awards to Mr. Reitz, Mr. Hrudicka and Mr. Troyanovich. The Committee considered the Company's performance during the current agricultural, mining and earthmoving/construction markets when determining these awards. The restricted stock vests over a three year period.

Stock Awards	M. Taylor	P. Reitz	J. Hrudicka	M. Troyanovich
Granted in 2015	None	40,000	25,000	20,000

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan. The Committee currently does not anticipate establishing such a plan.

Benchmarking Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2015 compensation, Mr. Taylor's total compensation is approximately at the 10th percentile, Mr. Reitz's total compensation is approximately at the 10th percentile, Mr. Hrudicka's total compensation is approximately at the 10th percentile, and Mr. Troyanovich's total compensation is approximately at the 10th percentile. The 50th percentile represents the median of total compensation in the range. Higher percentiles (i.e., 75th) represent higher total compensation, while lower percentiles (i.e., 25th) represent lower total compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Employment Agreements
At December 31, 2015, the Company had outstanding employment agreements with certain of the executive officers of the Company selected by the Board of Directors. Mr. Taylor, Mr. Reitz, Mr. Hrudicka, and Mr. Troyanovich are each a party to such an agreement. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company. The agreements contain change of control provisions as detailed below.

CEO Employment Agreement

CEO Employment Agreement Obligations Mr. Taylor's employment agreement expires April 28, 2017. The agreement automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement. Under the CEO's employment agreement, the Company will provide an employment agreement obligation to Mr. Taylor upon retirement per the employment agreement. The amount of the employment agreement obligation, if any, to be paid out will be determined at such time the CEO elects his contractual rights regarding retirement under his employment agreement. The calculated employment agreement obligation at December 31, 2015, was approximately $11.3 million. The employment agreement obligation calculated value was actuarially determined using a discount rate of 3.75% and based upon a monthly benefit negotiated between the Committee and the executive of approximately $66,667 for Mr. Taylor.

The Company's employment agreement for Mr. Taylor states that in the event the executive retires, the executive is entitled to receive medical, dental, life, and any other benefits that are supplied by the Company. This is an employment obligation that survives the agreement.

Other Employment Agreements

Mr. Reitz, Mr. Hrudicka, and Mr. Troyanovich signed employment agreements effective December 22, 2015. The agreements are effective for one year and each automatically renew for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement.

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to certain of the named executive officers of the Company in the event of a change of control as of December 31, 2015. The Company's executive officers would receive cash compensation and employment agreement obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (Mr. Taylor); (ii) President (Mr. Reitz); (iii) Chief Financial Officer (Mr. Hrudicka); and (iv) Corporate Secretary and General Counsel (Mr. Troyanovich).

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Change of Control Definition
For the purpose of the Chief Executive Officer's employment agreement, a “change of control of the company” means:

(i)
any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 20% or more of the combined voting power of securities of the company entitled to vote in the election of directors; or

(ii)
any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over securities of the company (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the company entitled to vote in the election of directors; or

(iii)
consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company's corporate domicile), any liquidation or dissolution of the Company or any sale of substantially all of the assets of the Company to another corporation.

If the CEO terminates his agreement because of a change of control of the Company, Titan and/or its successor shall pay the executive 100% of his Base Salary or Adjusted Base Salary for the remaining employment term. Mr. Taylor's agreement also specifies that the Company shall provide fully vested supplemental retirement benefits to the executive.

In addition to the change of control definition above, Mr. Taylor's agreement specifies that the executive shall have sufficient reason to terminate the agreement if there is a failure by the Company to comply with any material provision of the agreement and such failure has continued for a period of ten days after notice of such failure has been given by the executive to the Company; or there is a purported termination of the executive's employment which is not effected pursuant to the provisions of the agreement relating to termination of the executive's employment by the Company.

For the purpose of the other executives' employment agreements, a "change of control of the company" means:

(i)
any person or entity acquires direct or indirect beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) of more than 50% of the outstanding voting securities of Titan; or

(ii)
the shareholders of Titan approve, or Titan otherwise effects, enters into or approves, (A) a merger or consolidation of Titan with or into any other person or entity, (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Titan, (C) a plan of complete liquidation of Titan or (D) any transaction similar to any of the foregoing, other than, in the case of both (ii)(A) and (ii)(B) above, a merger, consolidation or sale that would result in the voting securities of Titan outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of Titan or the surviving person or entity outstanding immediately after such transaction.

If the other executives terminate their agreement because of a change of control of the Company, Titan shall remain obligated to pay the executive 100% of his Base Salary or Adjusted Base Salary for both the balance of the calendar year in which the Executive is terminated or leaves Titan's employ and the following calendar year.

The potential payments in the event of a change in control as of December 31, 2015, are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hrudicka	Mr. Troyanovich
Cash compensation (see additional table)	$1,448,719	$807,692	$415,384	$376,924
Supplemental retirement benefits	11,323,488	n/a	n/a	n/a
Group medical/dental	24,496	18,372	18,372	18,372
Total	$12,796,703	$826,064	$433,756	$395,296

n/a = not applicable

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The cash compensation values were based on the executive's salary as if the change of control happened on December 31, 2015. The table below details the Company's executive's cash compensation payments that would be due in the event of a change of control:

Cash compensation due in the event of change of control	Mr. Taylor	Mr. Reitz	Mr. Hrudicka	Mr. Troyanovich
Salary 2016 *	$1,000,000	$750,000	$400,000	$350,000
Salary 2017 (January-April) *	333,333	─	─	─
Vacation	115,386	57,692	15,384	26,924
Cash compensation	$1,448,719	$807,692	$415,384	$376,924

* Mr. Taylor's employment agreement expires April 2017. All others expire December 2016.

Retirement or Voluntary/Involuntary Termination of Employment
If an executive retires or voluntarily/involuntarily terminates employment with the Company without a change of control, the executive would receive compensation payments for any unused vacation. The CEO would be entitled to his contractual payments upon electing retirement or termination if that event becomes applicable.

The CEO is entitled to receive a Supplemental Retirement Benefit in the form of a twenty year certain annuity that equals 80% of the CEO's base salary. The value of the Supplemental Retirement Benefit payments the CEO would receive was calculated as of December 31, 2015, to be $11.3 million as determined by an outside actuary.

The payments due on retirement or voluntary/involuntary termination of employment are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hrudicka	Mr. Troyanovich
Cash compensation (Vacation)	$115,386	$57,692	$15,384	$26,924
Supplemental retirement benefits	11,323,488	n/a	n/a	n/a
Cash compensation	$11,438,874	$57,692	$15,384	$26,924

Conclusion
The Compensation Committee has reviewed the executive compensation packages of the named executive officers. Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company's named executive officers as follows: (i) Chairman and Chief Executive Officer (Mr. Taylor), (ii) President (Mr. Reitz), (iii) Chief Financial Officer (Mr. Hrudicka), and (iv) Secretary (Mr. Troyanovich).

Summary Compensation Table

The 2015, 2014 and 2013 compensation for the Company's named executive officers was as follows:

Name and Principal Position as of December 31, 2015	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2015	$1,000,000	$ ─	$ ─	$ ─	$ ─	$ ─	$61,517	$1,061,517
Chief Executive Officer	2014	1,000,000	—	─	─	─	─	61,517	1,061,517
and Chairman	2013	1,000,000	2,000,000	─	─	─	─	61,517	3,061,517

Paul G. Reitz	2015	$625,000	$250,000	$422,200	$ ─	$ ─	$ ─	$23,257	$1,320,457
President (b)	2014	491,667	—	—	─	─	─	23,051	514,718
	2013	350,000	300,000	540,450	—	─	─	16,649	1,207,099

John R. Hrudicka	2015	$345,000	$150,000	$263,875	$ ─	$ ─	$ ─	$13,142	$772,017
Chief Financial Officer (c)	2014	265,833	50,000	167,600	─	─	─	7,772	491,205

Michael G. Troyanovich	2015	$325,000	$40,000	$211,100	$ ─	$ ─	$ ─	$15,193	$591,293
Secretary & General	2014	300,000	—	—	─	─	─	15,048	315,048
Counsel	2013	230,000	150,000	135,113	─	─	─	11,550	526,663

(a)
All other compensation for 2015 is comprised of the following: Mr. Taylor, $57,692 in unused vacation and $3,825 in 401(k) match; Mr. Reitz, $19,230 in unused vacation, $3,313 in 401(k) match, and $714 for wellness program; Mr. Hrudicka, $11,154 in unused vacation and $1,988 in 401(k) match; and Mr. Troyanovich, $11,538 in unused vacation and $3,655 in 401(k) match. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining employees.

(b)	Mr. Reitz was appointed President effective February 3, 2014 and was previously Chief Financial Officer.

(c)	Mr. Hrudicka joined the Company as Chief Financial Officer on February 3, 2014.

Grants of Plan-Based Awards

The 2015 grants of plan-based awards for the Company's named executive officers were as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value
Name	Grant Date	Thresh-old	Target	Maxi-mum	Thresh-old	Target	Maxi-mum	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	of Stock and Option Awards
Mr. Taylor	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Reitz	7/1/2015	─	─	─	─	─	─	40,000	─	─	$10.555
Mr. Hrudicka	7/1/2015	─	─	─	─	─	─	25,000	─	─	$10.555
Mr. Troyanovich	7/1/2015	─	─	─	─	─	─	20,000	─	─	$10.555

n/a = not applicable

Outstanding Equity Awards at Year-End

The outstanding equity awards at year-end December 31, 2015, for the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Mr. Reitz	#20,000	─	─	$21.59	12/09/2021	─	─	─	─
	#4,286	─	─	$15.75	11/15/2020	─	─	─	─
	─	─	─	─	─	#15,000	$59,100	─	─
	─	─	─	─	─	#40,000	$157,600	─	─
	─	─	─	─	─	#15,000	$59,100	─	─

Mr. Hrudicka	─	─	─	─	─	#10,000	$39,400	─	─
	─	─	─	─	─	#25,000	$98,500	─	─

Mr. Troyanovich	#2,500	─	─	$21.59	12/09/2021	─	─	─	─
	─	─	─	─	─	#3,750	$14,775	─	─
	─	─	─	─	─	#20,000	$78,800	─	─
	─	─	─	─	─	#3,750	$14,775	─	─

Option Exercises and Stock Vested

The following table summarizes the option exercises during 2015 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Taylor	─	─	─	─
Mr. Reitz	─	─	15,000	$60,150
Mr. Hrudicka	─	─	─	─
Mr. Troyanovich	─	─	3,750	$15,038

n/a = not applicable

Pension Benefits

The table illustrates the Company had no pension plan for any of the named executive officers. However, the CEO has an employment agreement that has certain payments due upon retirement or termination per the employment agreement, if that event were to become applicable (see Compensation Discussion and Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Mr. Taylor	n/a	─	$─	$─
Mr. Reitz	n/a	─	─	─
Mr. Hrudicka	n/a	─	─	─
Mr. Troyanovich	n/a	─	─	─

n/a = not applicable

Nonqualified Deferred Compensation

The Company had no nonqualified deferred compensation for any of the named executive officers:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year Ended
Mr. Taylor	$n/a	$─	$─	$─	$─
Mr. Reitz	n/a	─	─	─	─
Mr. Hrudicka	n/a	─	─	─	─
Mr. Troyanovich	n/a	─	─	─	─

n/a = not applicable

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the Committee) was composed of four independent non-employee directors during 2015. The Board of Directors (Board) has determined that the members of the Committee are independent. The Committee provides oversight of all executive compensation and benefit programs. The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company's website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company's executive officers consists of base salary and bonus compensation. Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Committee considers: (i) the CEO's recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee's own business experience and judgment. The Committee's analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives' base salaries and the Committee uses no compensation consultants.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company's executive officers, and overall performance of the Company. Bonuses are based primarily upon: (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO. The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company. There are employment contracts for some of the executive officers, which are also considered.

For 2016, the Company has instituted an incentive compensation plan based on EVA, or economic value added. This short-term annual pay-for-performance incentive will be utilized to motivate and reward named executive officers and management for making decisions that improve performance as measured by EVA.

In determining the total compensation package for the CEO for 2015, the Committee considered all of the factors discussed above. Additionally, the Committee considered the Company's performance, the success of the Company's facilities in meeting their objectives, the quality and efficiency of the Company's staff, and certain other factors relating to the Company's performance.

The Committee discussed director compensation and made suggestions to the Board. The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter. The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange. The Committee makes a report to the Board when appropriate and met two times during 2015.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (Board) has determined that six of the Company's seven directors are independent under the rules of the New York Stock Exchange during 2015. The independent directors are: Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD and Anthony L. Soave. The director who is not independent is Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board. Each of the directors serving on the Audit Committee, the Compensation Committee, the Nominating Committee and the Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation, Nominating, and Corporate Governance Committees. These Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Corporate Governance and Business Conduct Policies
The Company's Corporate Governance Policy and Business Conduct Policy are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Communication with the Board of Directors
Correspondence for any member of Titan's Board of Directors must be sent in writing to his attention:
c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301. Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating Committee and other members of the Board identify candidates for consideration by the Nominating Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating Committee evaluates candidates based on the qualifications for director described in its charter. These considerations include, among other things, merit, expected contributions to the Board, gender, race and ethnicity, organizational experience, professional experience, education, cultural and other background, viewpoint, skills, other personal qualities, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees' qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-laws, accompany the stockholder's recommendation. Any stockholder nominations for election as directors at the 2017 Annual Meeting must be delivered to Titan at the address set forth below, not later than December 26, 2016. All nominations must be sent to the Nominating Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders. However, the directors typically attend this meeting. All directors attended last year's Annual Meeting of Stockholders.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee of the Board of Directors (the Committee) was composed of five independent non-employee directors and provides guidance to the Board of Directors (Board) regarding corporate governance guidelines during 2015. The Committee operates under a written charter adopted October 24, 2014, and amended and restated April 6, 2015. This charter is available on the Company's website: www.titan-intl.com.

The Committee has accomplished the following per their charter: (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate. The Committee met two times in 2015.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange. The Company has posted its corporate governance guidelines on the Company's website.

Members of the Corporate Governance Committee:

Peter B. McNitt, Chairman
Richard M. Cashin Jr.
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

REPORT OF THE NOMINATING COMMITTEE

The Nominating Committee of the Board of Directors (the Committee) was composed of five independent non-employee directors and develops criteria, identifies, screens and nominates candidates for election to the Board, giving attention to the composition of the Board and its committees. The Committee operates under a written charter adopted October 24, 2014, and amended and restated on March 10, 2016. This charter is available on the Company's website: www.titan-intl.com.

The Committee recommended to the Board that Maurice M. Taylor Jr., Peter B. McNitt, and Mark H. Rachesky, MD stand for re-election as directors based on approved criteria.

The Committee has accomplished the following per their charter: (i) identification of individuals qualified to become Directors of the Company; (ii) making recommendations to the Board of Directors with respect to the appointment of directors to serve as Chairmen and members of Committees of the Board; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating Committee Charter; and (v) presentation of reports to the Board when appropriate. The Committee met one time in 2015.

Members of the Nominating Committee:

Gary L. Cowger, Chairman
Richard M. Cashin Jr.
Albert J. Febbo
Mark H. Rachesky, MD
Anthony L. Soave

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 31, 2015, by each person who is known by the Company to own beneficially more than 5% of the Company's common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
MHR Fund Management LLC and Mark H. Rachesky, MD 1345 Avenue of the Americas, 42nd Floor New York, NY 10105	8,044,000	(a)	14.9%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	4,431,595	(b)	8.2%

(a)
Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission. Includes 39,000 unissued shares subject to options exercisable within 60 days after December 31, 2015.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 31, 2015, by (i) each director and nominee for director, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned
Named Executive Officers and Directors	Number	(a)	Percent
Mark H. Rachesky, MD	8,044,000	(b)	14.9%
Anthony L. Soave	1,007,375		1.9%
Richard M. Cashin Jr.	814,157		1.5%
Maurice M. Taylor Jr.	449,870	(c)	0.8%
Paul G. Reitz	66,438		0.1%
John R. Hrudicka	30,000		0.1%
Peter B. McNitt	25,000		*
Michael G. Troyanovich	22,535		*
Albert J. Febbo	22,500		*
Gary L. Cowger	—		*

All named executive officers & directors as a group (10 persons)	10,481,875		19.4%
___________________________ *Less than one percent.

(a)
Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated. Includes unissued shares subject to options exercisable within 60 days after December 31, 2015, as follows: Dr. Rachesky, 39,000 shares; Mr. Soave, 85,000 shares; Mr. Cashin, 85,000 shares; Mr. Reitz, 24,286 shares; Mr. Troyanovich, 2,500 shares; all named executive officers and directors as a group, 235,786 shares. Includes restricted shares vesting within 60 days after December 31, 2015, of 5,000 for Mr. Hrudicka.

(b)	Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission.

(c)
Includes 244,850 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2015. There were no late filings during 2015.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the chief executive officer of the Company. The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother. The companies which Mr. Fred Taylor is associated with that do business with Titan include the following: Blackstone OTR, LLC; FBT Enterprises; Green Carbon, Inc.; and OTR Wheel Engineering. Titan International, Inc. owns 60% and Green Carbon, Inc. owns 10% in Titan Tire Reclamation (TTRC), which is located in Alberta, Canada. During 2015, 2014 and 2013, sales of Titan product to these companies were approximately $1.7 million, $2.6 million and $3.0 million, respectively. Titan had trade receivables due from these companies of approximately $0.2 million at December 31, 2015, and approximately $0.2 million at December 31, 2014. On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $2.0 million, $2.4 million and $2.5 million during 2015, 2014 and 2013, respectively. Titan had purchases from these companies of approximately $4.7 million and $9.9 million during 2015 and 2014, respectively.

In July 2013, the Company entered into a Shareholders' Agreement between One Equity Partners (OEP) and the Russian Direct Investment Fund (RDIF) to acquire Voltyre-Prom, a leading producer of agricultural and industrial tires located in Volgograd, Russia. Mr. Richard M. Cashin Jr., a director of the Company, is President of OEP which owns 21.4% of the joint venture. The Shareholders' Agreement contains a settlement put option which may require the Company to purchase shares from OEP and RDIF at a value set by the agreement.

The Company has a 34.2% equity stake in Wheels India Limited, a company incorporated in India and listed on the National Stock Exchange in India. The Company had trade payables due to Wheels India of approximately $0.0 million at December 31, 2015, and approximately $0.0 million at December 31, 2014.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2017 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 26, 2016, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company's 2017 Annual Meeting of Stockholders without the inclusion of such proposal in the Company's proxy material and written notice of such proposal is not received by the Company on or before March 8, 2017, proxies solicited by the Board of Directors for the 2017 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting. Stockholders' proposals should be sent to: Michael G. Troyanovich, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to rules of the Securities and Exchange Commission, services that deliver Company communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company's 2015 Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address. Upon written request, Titan will promptly deliver a separate copy of the 2015 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address. Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, Illinois, 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 22, 2016	Secretary

Titan International, Inc.
2701 Spruce Street Quincy, IL 62301
www.titan-intl.com

TITAN INTERNATIONAL, INC.
ATTN: TODD SHOOT
2701 SPRUCE STREET
QUINCY, IL 62301

SUBMIT YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11.59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

SUBMIT YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark "For All
The Board of Directors recommends you vote				Except" and write the number(s) of the
FOR the following:				nominee(s) on the line below
1. Election of Directors	☐	☐	☐
Nominees
01 Maurice M. Taylor Jr.
02 Peter B. McNitt
03 Mark H. Rachesky, MD

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2016.					☐	☐	☐
3. To approve a non-binding advisory resolution on executive compensation.					☐	☐	☐

NOTE: In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TITAN INTERNATIONAL, INC.

The Proxy is Solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on
Thursday, June 2, 2016 at 11:00 A.M. Central Time
at Titan Tire Corporation of Freeport
3769 Highway 20 East, Freeport, IL 61032

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Michael G. Troyanovich, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday June 2, 2016 and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR proposals 1, 2, and 3. Person designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please note that if you are attending the Annual Meeting, proof of Titan Common Stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side